EXHIBIT 8.1
                                   -----------


                                                February 18, 1998


McClatchy Newspapers, Inc.
2100 Q Street
Sacramento, CA 95816-6899


Ladies and Gentlemen:


         With reference to the Registration Statement on Form S-4 (the "Registration Statement") filed by MNI Newco, Inc., a Delaware corporation ("New McClatchy"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its Class A common stock, par value $0.01 per share ("Class A Common Stock"), and its Class B common stock, par value $0.01 per share ("Class B Common Stock"), to be issued in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger and Reorganization (the "Agreement") dated as of February 13, 1998 between McClatchy Newspapers, Inc., a Delaware corporation, and Cowles Media Company, a Delaware corporation, which Agreement is described therein and filed as an annex to the Registration Statement, we hereby confirm our opinions set forth under the caption "THE REORGANIZATION--Federal Income Tax Matters" in the Registration Statement.

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein.

                                       Very truly yours,


                                       /s/ PILLSBURY MADISON & SUTRO LLP